Exhibit 10.4

Execution Version

AMENDED AND RESTATED INTEREST PAYMENT AGREEMENT

THIS AMENDED AND RESTATED INTEREST PAYMENT AGREEMENT (this “Agreement”) is made as of the 28th day of January, 2015 (the “Effective Date”), by and among TerraForm Power, LLC (“Terra LLC”), TerraForm Power Operating, LLC, a Delaware limited liability company (“Terra Operating”), SunEdison, Inc., a Delaware corporation (“SunEdison”), and SunEdison Holdings Corporation, a Delaware corporation (“SunEdison Holdings”).

RECITALS

A. The parties hereto previously entered into (i) that certain Interest Payment Agreement, dated as of July 23, 2014, pursuant to which SunEdison agreed to provide support with respect to certain interest payment obligations of Terra Operating (the “Original Agreement”), and (ii) that certain Intercompany Agreement, dated as of November 17, 2014, pursuant to which the parties agreed that, effective at the closing of the financing agreements that would replace the Credit Agreement (as defined in the Original Agreement) at Closing, the Original Agreement should be amended so that SunEdison would provide the same level of support to TERP Operating (or its relevant affiliate) as was being provided to TERP Operating pursuant to the Original Agreement, notwithstanding the repayment of the Term Loan (as defined in the Original Agreement).

B. SunEdison Holdings, which is a wholly-owned subsidiary of SunEdison, owns 100% of the outstanding Class B units (the “Class B Units”) of Terra LLC, which in turn owns 100% of the membership interests of Terra Operating.

C. The parties hereto desire to amend and restate the Original Agreement in its entirety, and SunEdison desires to provide support with respect to the interest payment obligations of Terra Operating with respect to its $800,000,000 aggregate principal amount of 5.875% Senior Notes due 2023 (the “Notes”) under the Indenture, dated as of January 28, 2015, among Terra Operating, Terra LLC and the other guarantors party thereto (the “Indenture”), on the terms and subject to the conditions of this Agreement, and Terra Operating wishes to accept such support.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

AGREEMENT

1. Definitions.

(a) “Affiliate” means, with respect to a person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by such person, or is under common control of a third person.

(b) “Business Day” means every day except a Saturday or Sunday, or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

(c) “Change in Control” means, with respect to Terra Operating, Terra LLC or Terra, the occurrence of any of the following: (i) a “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, but specifically excluding SunEdison and its Affiliates) becoming a beneficial owner, directly or indirectly, of equity representing fifty percent (50%) or more of the total voting power of Terra Operating’s, Terra LLC’s or Terra’s then outstanding equity capital; (ii) Terra Operating , Terra LLC or Terra merging into, consolidating with or effecting an amalgamation with another Person, or merging another Person into Terra Operating, Terra LLC or Terra, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving Person immediately after such merger, consolidation or amalgamation is represented by equity held directly or indirectly by former equity holders of (and in respect of their former equity holdings in) Terra Operating, Terra LLC or Terra, as applicable, immediately prior to such merger, consolidation or amalgamation; and (iii) Terra Operating, Terra LLC or Terra directly or indirectly selling, transferring or exchanging all, or substantially all, of its assets to another Person unless greater than fifty percent (50%) of the total voting power of the transferee receiving such assets is directly or indirectly owned by the equity holders of Terra Operating, Terra LLC or Terra, as applicable, in respect of their former equity holdings in Terra Operating, Terra LLC or Terra, as applicable, immediately prior to transfer.

(d) “End Date” means August 5, 2017.

(e) “Governing Instruments” means (i) the certificate of incorporation and bylaws in the case of a corporation, (ii) the articles of formation and operating agreement in the case of a limited liability company (iii) the partnership agreement in the case of a partnership, and (iv) any other similar governing document under which an entity was organized, formed or created and/or operates.

(f) “Independent Committee” means a committee of the board of directors (or equivalent body) of Terra, established in accordance with Terra’s Governing Instruments, made up of directors that are “independent” of SunEdison and its Affiliates. For purposes of this definition, “independent” means a person who satisfies the independence requirements of the rules and regulations of the applicable stock exchange, the U.S. Securities and Exchange Commission and Terra’s Governing Instruments. The Independent Committee shall initially be the Corporate Governance and Conflicts Committee.

(g) “Interest Payment Amount” means, with respect to (i) the Interest Payment Date occurring on August 1, 2015, $16,000,000 minus amounts already paid by SunEdison pursuant to the Original Agreement, (ii) each Interest Payment Date occurring in 2016, $8,000,000, and (iii) each Interest Payment Date occurring in 2017, $8,000,000, it being understood that the maximum amount of payments to be made (inclusive of amounts already paid pursuant to the Original Agreement) shall not exceed $48,000,000 (plus interest on any Overdue Amount in accordance with Section 3 below) (the “Maximum Payment Amount”). The Interest Payment Amount shall exclude any amounts payable by Terra Operating due to an acceleration of the interest and principal of the Notes in accordance with the Indenture.

(h) “Interest Payment Date” means “Interest Payment Date” (as such term is defined in the Indenture).

(i) “Terra” means TerraForm Power, Inc., a Delaware corporation and the direct or indirect parent company of Terra LLC and Terra Operating.

2. Support Payments.

(a) SunEdison shall, or shall cause one of its Affiliates (other than Terra, Terra LLC and their subsidiaries) to, at least three (3) Business Days prior to the relevant Interest Payment Date, deposit into an account of Terra Operating an amount equal to the Interest Payment Amount, and Terra Operating shall use such amount to pay the scheduled interest on the Notes payable on such Interest Payment Date in accordance with the terms of the Indenture on or prior to such Interest Payment Date.

(b) Any payments made by SunEdison or any of its Affiliates described in Section 2(a) shall be treated as a contribution by SunEdison (or its applicable Affiliate) to the capital of SunEdison Holdings (or its applicable Affiliate), followed by a contribution by SunEdison Holdings (or its applicable Affiliate) to the capital of Terra LLC and by Terra LLC to Terra Operating. However, none of SunEdison, SunEdison Holdings or their respective Affiliates shall have any rights, at any time, to reimbursement of any payments made by SunEdison or its Affiliates pursuant to Section 2(a).

3. Failure to Pay When Due. Any amount payable by SunEdison under Section 2 which is not remitted when so due (an “Overdue Amount”) will remain due (whether on demand or otherwise) and interest will accrue on such Overdue Amount at a rate per annum equal to the interest rate then applicable under the Indenture. In addition, and except as may not be permitted pursuant to any agreement to the contrary that Terra, Terra LLC or Terra Operating may enter into with SunEdison or any of its Affiliates and/or any of their respective creditors, SunEdison hereby irrevocably authorizes Terra LLC to pay to Terra Operating any Overdue Amount from any distributions that may be due to SunEdison or its controlled Affiliates with respect to the Class B Units held by them, and to set off any such payment against any such distributions then due. The foregoing setoff rights of Terra LLC shall be in addition to any other right of Terra LLC provided by law, and shall be effective and enforceable notwithstanding any other provision of this Agreement.

4. Representations and Warranties. Each of Terra Operating, Terra LLC, SunEdison and SunEdison Holdings hereby represents and warrants to the other that:

(a) it is validly organized and existing under the laws of the State of Delaware;

(b) it has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

(c) it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d) the execution and delivery of this Agreement by it and the performance by it of its duties obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments, or under any mortgage, lease, agreement or other legally binding instrument, permit or applicable law to which it is a party or by which any of its properties or assets may be bound, except for any such contravention, breach or default which would not have a material adverse effect on its business, assets, financial condition or results of operations taken as a whole;

(e) no authorization, consent or approval, or filing with or notice to any governmental body or authority or other person is required in connection with the execution, delivery or performance by it of this Agreement; and

(f) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

5. Term; Termination.

(a) Term. This Agreement shall become effective as of the Effective Date and shall terminate on the earlier to occur of (i) the payment by SunEdison of the Maximum Payment Amount or (ii) the End Date, provided that if any amounts owing from SunEdison hereunder remain unpaid as of the End Date (including obligations with respect to the August 1, 2017 Interest Payment Date), then the date that all amounts owing from SunEdison hereunder shall have been paid in full, unless terminated earlier as set forth in this Agreement.

(b) Termination. Notwithstanding Section 5(a), this Agreement may be terminated prior to the End Date as follows:

(i) Terra Operating and SunEdison may terminate this Agreement by mutual written agreement.

(ii) This Agreement shall automatically terminate upon (1) the repayment in full of all outstanding indebtedness of Terra Operating and its subsidiaries under the Indenture or (2) a Change in Control of Terra Operating, Terra LLC or Terra.

(iii) Terra Operating, Terra LLC or SunEdison may terminate this Agreement immediately if Terra Operating, Terra LLC or SunEdison makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

(c) This Agreement may only be terminated pursuant to Section 5(b)(i) or 5(b)(iii) above by Terra Operating or Terra LLC with the prior approval of a majority of the members of the Independent Committee.

6. Amendment; Waiver. The parties may amend this Agreement only by a written agreement signed by the parties and that identifies itself as an amendment to this Agreement, provided that, except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless the prior approval of a majority of the members of the Independent Committee is obtained and the amendment or waiver is executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

7. Notices. Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by facsimile if sent during normal business hours of the recipient; but if not, then on the next Business Day, (iii) one Business Day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) three Business Days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the addresses specified below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any party may change such party’s address for receipt of notice by giving prior written notice of the change to the sending party as provided herein. Notices and other communications will be addressed as follows:

If to Terra LLC or Terra Operating:

TerraForm Power, Inc.

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

Attn: General Counsel

Facsimile: (240)762-7900

If to SunEdison or SunEdison Holdings:

SunEdison, Inc.

13736 Riverport Drive, Suite 180

Maryland Heights, Missouri 63043

Attn: General Counsel

Facsimile: (866) 773-0791

8. Assignment. Neither party may assign or otherwise transfer this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, each party shall have the right to assign or otherwise transfer this Agreement, without the prior written consent of the other party, to any of its Affiliates so long as such person remains an Affiliate of such party; provided that, (i) such transferring party shall provide written notice to the other party of such assignment, and (ii) such assignment shall not relieve the transferring party of its obligations hereunder.

9. Successors; No Third Party Beneficiaries. This Agreement will be binding upon the parties hereto and their respective successors and permitted assigns. The provisions of this Agreement are enforceable solely by the parties to the Agreement and their respective successors and permitted assigns and no other person shall have the right, separate and apart from the parties hereto, to enforce any provisions of this Agreement or to compel any party to comply with the terms of this Agreement.

10. Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY AND COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11. Mutual Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

12. Governing Law. The internal law of the State of New York will govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

13. Invalidity of Provisions. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter set forth herein. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

15. Further Assurances. Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

16. Counterparts. This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SUNEDISON, INC.

By:	/s/ Brian Wuebbels
Name:	Brian Wuebbels
Title:	EVP, CAO & CFO

SUNEDISON HOLDINGS CORPORATION

By:	/s/ Martin Truong
Name:	Martin Truong
Title:	Secretary

TERRAFORM POWER, LLC

By:	/s/ Sebastian Deschler
Name:	Sebastian Deschler
Title:	SVP & General Counsel

TERRAFORM POWER OPERATING, LLC

By:	TERRAFORM POWER, LLC, its manager

By:	/s/ Sebastian Deschler
Name:	Sebastian Deschler
Title:	SVP & General Counsel